Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Nuburu, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Nuburu, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, and in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained recurring operating losses and negative cash flows from operating activities and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

East Brunswick, New Jersey

March 1, 2023

PCAOB ID Number 100

Nuburu, Inc.

Financial Statements

For the Years Ended

December 31, 2022 and 2021

Nuburu, Inc.

Financial Statements for the Years Ended December 31, 2022 and 2021

Nuburu, Inc.

Balance Sheets

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,880,254	$6,007,575
Accounts receivable	327,200	223,275
Inventories, net	972,695	410,098
Deferred financing costs	4,258,515	—
Prepaid expenses and other	46,737	70,073

Total current assets	8,485,401	6,711,021

Property and equipment, net	3,771,849	3,980,280
Construction in progress	188,912	—
Right-of-use assets	641,651	—
Deposits	34,359	34,359

TOTAL ASSETS	$13,122,172	$10,725,660

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,456,587	$221,188
Accrued expenses	2,312,118	646,863
Operating lease liability	343,049	—
Contract liabilities	178,750	173,050
Convertible notes payable	7,300,000	—

Total current liabilities	14,590,504	1,041,101

Deferred rent	—	96,484
Operating lease liability, net of current portion	373,907	—

Total liabilities	14,964,411	1,137,585

Stockholders’ (deficit) equity:
Preferred stock
Series A preferred stock, $0.0001 par value; 12,000,000 shares authorized, 8,000,000 issued and outstanding; aggregate liquidation preference of $11,707,559 and $11,227,559 at December 31, 2022 and 2021, respectively	800	800
Series A-1 preferred stock, $0.0001 par value; 3,520,914 shares authorized, 3,478,263 issued and outstanding; aggregate liquidation preference of $5,669,728 and $5,429,728 at December 31, 2022 and 2021, respectively	348	348
Series B preferred stock, $0.0001 par value; 4,000,000 shares authorized, 3,123,088 issued and outstanding; aggregate liquidation preference of $20,547,599 and $19,610,673 at December 31, 2022 and 2021, respectively	312	312
Series B-1 preferred stock, $0.0001 par value; 24,625,000 shares authorized, 24,625,000 issued and outstanding; aggregate liquidation preference of $22,513,127 and $21,331,127 at December 31, 2022 and 2021, respectively	2,463	2,463
Series C preferred stock, $0.0001 par value; 1,166,372 shares authorized, 1,166,372 and 1,128,594 issued and outstanding as of December 31, 2022 and 2021, respectively; aggregate liquidation preference of $12,030,361 and $11,303,062 at December 31, 2022 and 2021, respectively	117	113
Common stock, $0.0001 par value; 72,000,000 shares authorized, 10,782,091 and 9,999,051 shares issued and outstanding as of December 31, 2022 and 2021, respectively	1,077	999
Additional paid-in capital	59,344,952	56,646,247
Accumulated deficit	(61,192,308)	(47,063,207)

Total stockholders’ (deficit) equity	(1,842,239)	9,588,075

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$13,122,172	$10,725,660

The accompanying notes are an integral part of the financial statements.

Nuburu, Inc.

Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2022	2021
Net revenues	$1,440,428	$376,665
Cost of revenues
Materials	472,440	24,605
Direct labor	1,742,796	570,432
Direct job costs	2,391,796	822,509
Overhead	252,567	348,723

Total cost of revenues	4,859,599	1,766,269

Gross deficit	(3,419,171)	(1,389,604)
Operating expenses
Research and development	4,546,057	2,463,307
Sales and marketing	708,144	1,647,552
General and administrative	5,324,417	3,884,677

Total operating expenses	10,578,618	7,995,536
Loss from operations	(13,997,789)	(9,385,140)

Other income (expense)
Interest income	43,976	1,165
Interest expense	(175,288)	—

Total other income (expense)	(131,312)	1,165

Net loss and comprehensive loss	$(14,129,101)	$(9,383,975)

Net loss available to common stockholders	$(17,317,546)	$(12,240,023)

Net loss per common share – basic and diluted	$(1.64)	$(1.23)
Weighted average common shares outstanding – basic and diluted	10,590,335	9,973,846

The accompanying notes are an integral part of the financial statements.

Nuburu, Inc.

Statements of Stockholders’ (Deficit) Equity

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated deficit	Total stockholders’ (deficit) equity
	Shares	Amount	Shares	Amount
Balances at January 1, 2021	39,226,351	$3,923	9,949,051	$994	$50,554,228	$(37,679,232)	$12,879,913
Issuance of Series C preferred stock	1,128,594	113	—	—	5,642,857	—	5,642,970
Issuance of common stock – options exercised	—	—	50,000	5	7,795	—	7,800
Share based compensation	—	—	—	—	441,367	—	441,367
Net loss	—	—	—	—	—	(9,383,975)	(9,383,975)

Balances at December 31, 2021	40,354,945	$4,036	9,999,051	$999	$56,646,247	$(47,063,207)	$9,588,075
Issuance of Series C preferred stock	37,778	4	—	—	188,886	—	188,890
Issuance of common stock – options exercised	—	—	783,040	78	147,479	—	147,557
Share based compensation	—	—	—	—	2,362,340	—	2,362,340
Net loss	—	—	—	—	—	(14,129,101)	(14,129,101)

Balances at December 31, 2022	40,392,723	$4,040	10,782,091	$1,077	$59,344,952	$(61,192,308)	$(1,842,239)

The accompanying notes are an integral part of the financial statements.

Nuburu, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(14,129,101)	$(9,383,975)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	450,505	546,944
Share based compensation expense	2,362,340	441,367
Loss on disposal of property and equipment	—	147,469
Excess and obsolete inventory reserve adjustments	(590,137)	236,748
Inventory lower of cost and net realizable value adjustments	332,021	329,331
Changes in operating assets and liabilities:
Inventories	(199,429)	(234,503)
Accounts receivable	(103,925)	(170,275)
Prepaid expenses and other	23,336	(45,813)
Operating lease right-of-use asset	292,932	—
Accounts payable	628,702	(24,147)
Accrued expenses	1,013,437	223,631
Contract liabilities	5,700	137,274
Operating lease liability	(314,111)	—
Deferred rent	—	(10,846)

Net cash used in operating activities	(10,227,730)	(7,806,795)

Cash flows from investing activities
Proceeds from the sale of property and equipment	—	195,492
Purchases of property and equipment	(536,038)	(426,445)

Net cash used in investing activities	(536,038)	(230,953)

Cash flows from financing activities
Proceeds from issuance of convertible promissory note	7,300,000	—
Proceeds from issuance of common stock - options exercised	147,557	7,800
Proceeds from issuance of preferred stock	188,890	5,642,970

Net cash provided by financing activities	7,636,447	5,650,770

Net decrease in cash and cash equivalents	(3,127,321)	(2,386,978)
Cash and cash equivalents, beginning of period	6,007,575	8,394,553

Cash and cash equivalents, end of period	$2,880,254	$6,007,575

Supplemental non-cash investing and financing activities:
Right-of-use asset obtained in exchange for new operating lease liability	$934,583	$—
Deferred financing costs included in accounts payable and accrued expenses	$4,258,515	$—

The accompanying notes are an integral part of the financial statements.

Nuburu, Inc.

Notes to Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Nuburu, Inc. (“Nuburu” or the “Company”) is a Delaware corporation, located in Centennial, Colorado. The Company was formed on January 8, 2015 and filed a restated certificate with Delaware on March 21, 2015. Nuburu is developing high power, precision “blue light engine” lasers for the metal processing and 3D printing industries.

Basis of Presentation, Going Concern and Management’s Liquidity Plans

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2022, the Company has an accumulated deficit of $61,192,308 and negative working capital of $6,105,103. During the year ended December 31, 2022, the Company sustained a net loss of $14,129,101 and used net cash in operating activities of $10,227,730 and, as of December 31, 2022, has cash and cash equivalents on hand of $2,880,254, which factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s inability to continue as a going concern may potentially affect the Company’s rights and obligations under its issued and outstanding convertible notes. The Company plans to finance its operations with proceeds from the sale of equity securities or debt; however, there is no assurance that management’s plans to obtain additional debt or equity financing will be successfully implemented or implemented on terms favorable to the Company. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates and assumptions made by management include, but are not limited to, the Company’s inventory reserve and valuation of stock-based awards and warrants issued. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash equivalents are defined as short term, highly liquid investments, which are readily convertible to cash and have remaining maturities of three months or less at the date of acquisition. Cash and cash equivalents are held in U.S. financial institutions or in custodial accounts with U.S. financial institutions. The Company currently has bank deposits with financial institutions in the U.S. that exceed Federal Deposit Insurance Corporation insurance limits of $250,000. At December 31, 2022 and 2021, all of the cash on hand was considered cash equivalents.

Concentrations of Credit Risk, Other Risks and Uncertainties

The Company’s financial instruments that are subject to credit risk are cash and cash equivalents. At December 31, 2022 and 2021, substantially all of the Company’s cash and cash equivalents were held in one large financial institution located in the United States. Management believes the financial risk associated with these balances is minimal and has not experienced any losses to date. The Company generally requires deposits from its customers. The Company’s accounts receivable were derived from billings to customers.

Nuburu, Inc.

Notes to Financial Statements - Continued

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, competition from substitute products and larger companies, protection of proprietary technology, ability to maintain distributor relationships and dependence on key individuals.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (FASB) ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables consist of uncollateralized obligations due from customers under normal trade terms. The carrying value of the receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The allowance for doubtful accounts is estimated by management based on the nature and the age of outstanding receivables, historical collection experience and existing economic conditions. Past due receivables are written off when the Company’s collection efforts have been deemed unsuccessful in collecting the amounts past due. Bad debt recoveries are credited to the allowance account as collected. There was no allowance for doubtful accounts recorded at December 31, 2022 and 2021.

Inventories, net

All inventories are stated at the lower of cost determined on the first in, first out basis or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. At December 31, 2022 and 2021, the Company’s inventory reserve was $292,990 and $995,785, respectively. The inventory reserve relates to slow moving and obsolete inventory and is included within inventory on the balance sheets.

The Company recorded an inventory lower of cost and net realizable value adjustment of $332,021 and $329,331 during the years ended December 31, 2022 and 2021, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization of property and equipment on the straight-line basis for financial accounting purposes, and on an accelerated basis for tax purposes, over the estimated useful life of the respective asset.

Maintenance and repairs are charged to expense as incurred and major renewals or betterments which extend the life of such assets are capitalized based on the shorter of life of lease or estimated useful life. The net gain or loss on property retired or otherwise disposed of is credited or charged to operating expenses and the costs and accumulated depreciation and amortization are removed from the accounts.

Nuburu, Inc.

Notes to Financial Statements - Continued

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Description	Years
Computer equipment	5
Office furniture and equipment	7
Leasehold improvements	Lease term or useful life, whichever is shorter
Machinery and equipment	10

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, and operating lease liabilities, current and noncurrent, on our balance sheets. The Company currently does not have any finance lease arrangements.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date of the lease in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our lease terms may include an option to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term.

Impairment of Long-Lived Assets

The Company reviews long lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets being reviewed for impairment, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. There was no impairment loss recognized for the years ended December 31, 2022 or 2021.

Revenue Recognition

The Company’s primary business activity involves sales and installation services of high-powered lasers. The Company has sales to customers throughout the U.S., Europe, and Asia. All sales are settled in U.S dollars. The Company accounts for revenue contracts with customers by applying the requirements of Accounting Standards Codification (ASC) 606, Revenues from Contracts with Customers, which includes the following steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, the Company satisfies a performance obligation.

Nuburu, Inc.

Notes to Financial Statements - Continued

In all sales arrangements, revenues are recognized when control of the promised goods or services are transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. Additional details regarding revenue recognition are included in Note 7, Revenue.

Income Taxes

Income taxes are accounted for in accordance with the provisions of FASB ASC 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. Income taxes are recognized for the current year and for the impact of deferred tax assets and liabilities, which represent the future tax consequences of events that have been recognized differently in the financial statements than for income tax purposes. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and income tax basis of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (credit) is the result of changes in the deferred tax assets and liabilities.

In the event the future consequences of differences between financial reporting bases and tax bases of assets and liabilities result in a deferred tax asset, the Company performs an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a net deferred tax asset is recorded when it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company recorded a full valuation allowance as of December 31, 2022 and 2021, as it is more likely than not that the Company will not be able to utilize the net deferred tax assets in the foreseeable future (see Note 12, Income Taxes). The Company maintains valuation allowances until sufficient evidence exists to support the reversal of such valuation allowances.

The Company recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of operating expense. Management has evaluated the Company’s tax positions and concluded the Company has taken no uncertain tax positions that would require adjustment to the financial statements to comply with the provisions of this guidance. As there were no uncertain tax positions as of December 31, 2022 and 2021, no interest or penalties were recorded to operating expense. Tax returns filed by the Company remain open to federal and state income tax examinations through the statutory time periods.

Cost of Revenue

Cost of revenue primarily consists of the cost of materials, overhead and employee compensation associated with the manufacturing of our high-powered lasers. Product cost also includes lower of cost or net realizable value inventory, or LCNRV, adjustments if the carrying value of the inventory is greater than its net realizable.

Research and Development Costs

Research and development consist of costs primarily related to compensation and related costs for personnel, including stock-based compensation, employee benefits, training, travel, third-party consulting services and laboratory supplies incurred to further the Company’s commercialization development efforts. Research and development costs are charged to operations when incurred and are included in operating expenses.

Nuburu, Inc.

Notes to Financial Statements - Continued

Selling and Marketing Costs

Selling and marketing expenses consist primarily of compensation and related costs for the Company’s direct sales force, sales management, marketing and include stock-based compensation, employee benefits and travel expenses. Selling and marketing expenses also include costs related to trade shows and marketing programs. Selling and marketing costs are expensed as incurred.

General and Administrative Costs

General and administrative expenses consist primarily of compensation and related costs for finance, human resources and other administrative personnel, and include stock-based compensation, employee benefits and travel expenses. In addition, general and administrative expenses include third-party consulting and advisory services, legal, audit, accounting services and facilities costs. General and administrative costs are expensed as incurred.

Stock-Based Compensation Expense

The Company measures and recognizes the compensation expense for all stock-based awards made to employees based on estimated grant date fair values. The fair value of employee stock options is estimated on the date of grant using the Black-Scholes model. The fair value for time-based stock awards is based on the grant date share price reduced by the present value of the expected dividend yield prior to vesting. The fair value of market-based stock awards is estimated using an option-pricing model on the date of grant. Stock-based compensation expense is reduced for forfeitures. The Company accounts for forfeitures as they occur.

Net Loss Per Share

The Company’s basic net loss attributable to common stockholders per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. Contingently issuable shares are included in the computation of basic net loss per share as of the date that all necessary conditions have been satisfied and issuance of the shares is no longer contingent. The diluted net loss per share is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, stock options, restricted stock units and warrants to purchase common stock are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share as their effect is anti-dilutive.

Recent Accounting Pronouncements

In September 2016, the FASB issued Accounting Standard Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. For smaller reporting companies, as defined by the SEC, ASU 2016-13 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company does not expect significant changes to our financial statements and related notes in order to comply with ASU 2016-13.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, and issued subsequent amendments to the initial guidance in September 2017 within ASU 2017-13, in January 2018 within ASU 2018-01, in July 2018 within

Nuburu, Inc.

Notes to Financial Statements - Continued

ASU 2018-11, in December 2018 within ASU 2018-20, in March 2019 within ASU 2019-01, in November 2019 within ASU 2019-10, in February 2020 within ASU 2020-02, in September 2020 within ASU 2020-05, in July 2021 within ASU 2021-05, and November 2021 within ASU 2021-09 (collectively, Topic 842). Topic 842 supersedes Topic 840, Leases, and requires lessees to recognize all leases on their balance sheets, with the exception of short-term leases, as a right-of-use asset and a corresponding lease liability measured at the present value of the lease payments. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard requires expanded disclosures regarding leasing arrangements. Effective January 1, 2022, the Company adopted Topic 842 using a modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application and not restating comparative periods. There was no cumulative-effect adjustment recorded to retained deficit upon adoption.

Topic 842 provides several optional practical expedients in transition. The Company elected to use the package of practical expedients permitted under the transition guidance, which allows the Company not to reassess its prior conclusions about lease identification, lease classification and initial direct costs for any leases that existed prior to January 1, 2022. The Company did not elect to use the other practical expedients provided.

Upon adoption, the Company recognized the right-of-use asset and operating lease liability totaling $934,584 and $1,031,067, respectively, to reflect the present value of remaining lease payments under an existing lease arrangement with no impact to the opening balance of retained deficit as a result of adoption. The difference between the leased asset and lease liability represents the existing deferred rent liability balance, resulting from historical straight-lining of an operating lease, which was effectively reclassified upon adoption to reduce the measurement of the leased asset.

In determining the present value of lease payments, the Company uses the rate implicit in the lease or when such rate is not readily available, the Company utilizes its incremental borrowing rate based on the information available at the lease commencement date. Lease expense is recognized on a straight-line basis over the expected lease term. In determining the expected lease term, the Company may include options to extend or terminate the lease when it is reasonably certain that it will exercise any such option. Results for reporting periods beginning January 1, 2022 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 840, Leases. For more information on the impact of adoption and the disclosures required by the new standard, refer to Note 6, Commitments and Contingencies.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The amendments in ASU 2020-06 further revise the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The standard is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2022. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Nuburu, Inc.

Notes to Financial Statements - Continued

Note 2: Property and Equipment

Property and equipment at December 31, 2022 and 2021 consist of the following:

	December 31, 2022	December 31, 2021
Machinery and equipment	$4,827,626	$4,534,801
Leasehold improvements	810,248	810,248
Furniture and office equipment	180,747	180,747
Computer equipment and software	136,282	81,981

	5,954,903	5,607,777
Less accumulated depreciation and amortization	(2,183,054)	(1,627,497)

Property and equipment, net	$3,771,849	$3,980,280

Depreciation and amortization expense related to property and equipment was $450,505 and $546,944 during the years ended December 31, 2022 and 2021, respectively.

Losses from the disposal of property and equipment was nil and $147,469 during the years ended December 31, 2022 and 2021, respectively, and is included in selling and administrative expenses in the statements of operations and comprehensive loss.

Note 3: Inventories

Inventories at December 31, 2022 and 2021 consist of the following:

	December 31, 2022	December 31, 2021
Raw materials and supplies	$1,011,421	$864,771
Work-in-process	15,213	69,435
Finished goods	239,051	471,677

	1,265,685	1,405,883
Less inventory reserve	(292,990)	(995,785)

Total	$972,695	$410,098

The Company wrote down inventory due to scrap of $444,679 and nil during the years ended December 31, 2022 and 2021, respectively.

Note 4: Debt

Convertible Promissory Notes

In March, October and December 2022, the Company entered into Convertible Promissory Note Agreements, or the Convertible Note Agreements, with its current investors to sell convertible promissory notes, or 2022 Notes. During the year ended December 31, 2022, the Company received gross proceeds of $7,300,000 under the Convertible Note Agreements. The 2022 Notes carries a simple interest rate of 8% per annum. Pursuant to their terms, the 2022 Notes would convert to Nuburu common stock at a discount of 15%. Interest expense for the year ended December 31, 2022 was $175,288. The 2022 Notes mature in December 2023 unless previously converted.

Nuburu, Inc.

Notes to Financial Statements - Continued

The Convertible Note Agreement provides for the conversion of the 2022 Notes at the option of the investor majority, and at any time, into shares with rights, privileges, preferences and restrictions as shares of stock issued to investors investing new capital in a financing event at the then applicable conversion price.

In January 2023, the Company entered into additional Convertible Note Agreements with our current investors and received gross proceeds of $4,100,000 under the additional Convertible Note Agreements. The Convertible Note Agreements carry the same terms as the 2022 Notes described above.

Note 5: Deferred Financing Costs

The Company capitalizes qualified legal and other direct costs related to efforts to raise capital through a sale of common stock pursuant to a merger or acquisition. These costs are recorded in deferred financing costs in the accompanying balance sheets and will be deferred until the completion of a merger or acquisition, at which time they will be reclassified to additional paid-in capital as a reduction of the merger or acquisition proceeds. If the Company terminates its plans for a merger or acquisition or significantly delays such plan, any deferred costs will be expensed at that time. At December 31, 2022, the Company recorded deferred financing costs of $4,258,515 in the accompanying balance sheets. There were no deferred financing costs as of December 31, 2021.

Note 6: Commitments and Contingencies

Operating Lease

The Company leases office space in Centennial, Colorado under a noncancelable operating lease agreement. The Company leases and occupies approximately 27,900 square feet of office space, which expires in December 2024. In recognition of the ROU asset and the related lease liability, the options to extend the lease term have not been included as the Company is not reasonably certain that it will exercise any such option.

At December 31, 2022, the weighted-average remaining lease term in years is 2.0 years and the weighted-average discount rate used is 5.5%.

During the year ended December 31, 2022, the Company recognized the following lease costs arising from the lease transaction:

Year Ended December 31, 2022
Operating lease cost	$340,146

The Company recognized the following cash flow transactions arising from the lease transaction:

Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liability	$361,324
Right-of-use assets obtained in exchange for new operating lease liability	$934,583

Nuburu, Inc.

Notes to Financial Statements - Continued

At December 31, 2022, the future payments and interest expense for the operating lease is as follows:

Years Ending December 31,	Future Payments
2023	$372,214
2024	383,383

Total undiscounted cash flows	$755,597
Less: imputed interest	(38,640)

Present value of lease liabilities	$716,957

The rent expense for operating leases for the year ended December 31, 2021 using the accounting guidance in effect at that time was $361,715.

At December 31, 2021, the future minimum payments for the operating leases were as follows:

Years Ending December 31,	Future Minimum Payments
2022	$361,324
2023	372,214
2024	383,383

Total	$1,116,921

Legal Proceedings

In the normal course of business, the Company may become involved in legal proceedings. The Company will accrue a liability for legal proceedings when it is probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. At December 31, 2022 and 2021, the Company was not involved in any material legal proceedings.

Purchase Commitments

At December 31, 2022, the Company had $657,112 in outstanding firm purchase commitments to acquire inventory and research and development parts from suppliers for the Company’s ongoing operations.

Note 7: Revenue

The Company’s primary business activity involves sales and installation services of high-powered lasers. The Company has sales to customers throughout the U.S., Europe, and Asia. All sales are settled in U.S dollars.

At contract inception, the Company assesses the goods or services promised within each contract and determines the performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes revenue for the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Nuburu, Inc.

Notes to Financial Statements - Continued

Determining the method and amount of revenue to recognize requires the Company to make judgments and estimates which include determining whether the performance obligation is satisfied over time or at a point in time, the selection of method to measure progress towards completion, and determining if the contract includes any variable consideration or material right elements.

The Company’s primary performance obligations include product sales and installation services. Revenue for product sales is recognized when the customer obtains control of the product, which occurs at a point in time, and may be upon shipment or upon delivery based on the contractual shipping terms of a contract. Revenue for installation services is recognized over time, as the service is rendered. For this performance obligation, the Company has a right to consideration from customers that corresponds directly with the value to the customers of the Company’s performance completed to date, and as such, the Company recognizes revenue in the amount to which it has a right to invoice the customer. Typically, invoices are issued upon shipment or completion of services, which varies based on the product and service duration.

The Company allocates the transaction price based on the estimated relative standalone selling prices of the promised products or services underlying each performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions; the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved standard pricing related to the performance obligations.

Special consideration is given to change orders. A change order will be treated as a separate contract if the additional goods or services are distinct. The payment terms and conditions in customer contracts vary. However, the Company typically does not have contracts with customers in which payment terms are greater than 90 days. As such, the Company does not assess whether a significant financing component exists if the period between when it performs its obligations under the contract and when the customer pays, is one year or less.

Contract liabilities consist of customer deposits that are applied to invoices as the performance obligation is performed. Accounts receivable and contract liabilities as of December 31, 2022 and 2021, were as follows:

	Accounts Receivable	Contract Liabilities
January 1, 2021	$53,000	$35,776
December 31, 2021	$223,275	$173,050
December 31, 2022	$327,200	$178,750

During the years ended December 31, 2022 and 2021, the Company recognized $1,800 and $10,776 of revenue that was included in the contract liabilities balance at the beginning of the reporting period, respectively.

The Company recognizes freight and shipping costs associated with outbound freight after control over a product has transferred to a customer, as a fulfillment cost and includes those costs in materials within cost of revenues. Revenue received from shipping and handling fees is reflected in net revenues.

The Company’s standard terms and conditions which are applicable to the Company’s contracts covering the sale of its products include warranty provisions that provide assurance to its customers that the products will comply with agreed upon specifications, which is standard in the industry. The product warranty is accounted for in accordance with the guidelines under ASC 460-10, Guarantees. Therefore, losses from warranty obligations are accrued when the amount of loss can be reasonably estimated, and the information is available before the financial statements are issued or are available to be issued.

Nuburu, Inc.

Notes to Financial Statements - Continued

The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flow are most significantly affected by their customer concentration, changes in technology, and adverse changes in the economy that may have an adverse impact on the ability of customers to contract with and pay the Company.

Revenues from contracts with customers are disaggregated as follows:

	Year Ended December 31,
	2022	2021
Revenues recognized at a point in time	$1,438,628	$365,889
Revenues recognized over time	1,800	10,776

Total	$1,440,428	$376,665

During the years ended December 31, 2022 and 2021, the Company recognized $677,102 and $49,989 of revenue from government entities, respectively.

Note 8: Preferred Stock

The rights and preferences of the preferred stock are as follows:

Dividends - The preferred stock Series A, A-1, B, B-1, and C are subject to a cumulative annual dividend rate of 6% per share (which shall accrue from day to day) on the Series’ Original Issue Price, whether or not declared. At December 31, 2022, $3,707,559 in Series A preferred stock dividends, $1,669,728 in Series A-1 preferred stock dividends, $4,932,159 in Series B preferred stock dividends, $2,813,127 in Series B-1 preferred stock dividends, and $366,641 in Series C preferred stock dividends were in arrears. At December 31, 2021, $3,227,559 in Series A preferred stock dividends, $1,429,728 in Series A-1 preferred stock dividends, $3,995,233 in Series B preferred stock dividends, $1,631,127 in Series B-1 preferred stock dividends, and $17,122 in Series C preferred stock dividends were in arrears.

Liquidation - In the event of liquidation, dissolution, or winding up of the Company, or a merger or a similar extraordinary transaction, preferred stockholders are entitled to receive, on a pari passu basis and in preference to common stockholders, an amount equal to the original purchase price plus cumulative annual dividends at a rate of 6% per annum. Upon a liquidation event, at December 31, 2022, preferred stock holders’ liquidation value amounts to $11,707,559, $5,669,728, $20,547,599, $22,513,127 and $12,030,361 for Series A, Series A-1, Series B, Series B-1 and Series C, respectively.

Voting - On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of the stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by each holder are convertible, as of the record date, for determining stockholders entitled to vote on such matter.

Conversion - Preferred shares are convertible into one common stock at the conversion prices based on the preferred stock series. Series A preferred stock is convertible at $1.00 per share, Series A-1 convertible at $1.15, Series B at $5.00 per share, Series B-1 at $0.80 per share, and Series C at $5.00 per share. All preferred share series can be converted into common at any time.

Note 9: Stock-Based Compensation

The Company has an employee stock-based compensation plan under which options may be granted to attract and retain talent, provide additional incentive, and promote the success of the Company. Under this plan, the maximum aggregate number of Company shares that may be granted is 11,580,870 shares. As of December 31, 2022, there were 3,466,617 shares available for grant under the plan.

Nuburu, Inc.

Notes to Financial Statements - Continued

Stock-Based Compensation Expense

Total stock-based compensation expense recognized in the Company’s statements of operations and comprehensive loss is classified as follows:

	Year Ended December 31,
	2022	2021
Cost of revenues	$988,003	$9,228
Research and development	143,439	11,925
Sales and marketing	46,299	80,038
General and administrative	1,184,599	340,176

Total stock-based compensation expense	$2,362,340	$441,367

The Company’s stock-based compensation expense is based on the value of the portion of stock-based payment awards that are ultimately expected to vest. During the years ended December 31, 2022 and 2021, stock-based compensation relating to stock-based awards granted to consultants was $961,040 and $309,446, respectively.

Restricted Stock Units

The Company grants Restricted Stock Units, or RSUs, to its employees for their services with a liquidity event requirement. The RSUs granted to employees vest over a period of time from the grant date and will be released and settled upon a liquidity event requirement. Liquidity events are achieved through either an Initial Public Offering or the occurrence of a Change in Control event. The weighted-average grant date fair value of RSUs granted during the year ended December 31, 2022 was $3.15 per share. No RSUs were granted prior to December 31, 2021.

A summary of the Company’s RSU activity and related information is as follows:

	RSUs
	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested at December 31, 2021	—	$—
RSUs Granted	1,053,000	3.15
RSUs Vested	—	—
RSUs Forfeited	—	—

Unvested at December 31, 2022	1,053,000	$3.15
Vested and unreleased	—

Outstanding at December 31, 2022	1,053,000

The total grant date fair value of RSUs awarded was $3,316,950 for the year ended December 31, 2022. The total grant date fair value of RSUs vested was nil for the year ended December 31, 2022.

At December 31, 2022, total unrecognized stock-based compensation cost related to RSUs, net of forfeitures, was $2,468,497, which is expected to be recognized over a remaining weighted average period of 3.0 years. As of December 31, 2022, all of the RSUs are expected to vest based on the Company’s expectation of the liquidity event requirement being met.

Nuburu, Inc.

Notes to Financial Statements - Continued

Stock Options

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. The options vest according to a vesting schedule and expire on the tenth anniversary of each respective grant date. Management anticipates the average term of the options will be five years. Management has reserved a pool of shares to be issued when the options are exercised.

A summary of the Company’s stock option activity and related information is as follows:

	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2021	6,122,120	$1.03	8.0	$12,985,500
Options granted	2,630,000	3.15
Options exercised	(783,040)	0.19
Options forfeited	(1,889,613)	0.41

Options outstanding at December 31, 2022	6,079,467	$2.25	7.9	$5,484,316

Options exercisable at December 31, 2022	3,116,791	$1.66	7.0	$4,495,425
Options vested and expected to vest at December 31, 2022	6,079,467	$2.24	7.9	$5,484,316

The weighted-average grant date fair value of options granted to employees and consultants was $1.44 and $3.07 per share for the years ended December 31, 2022 and 2021, respectively.

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. The aggregate intrinsic value of options exercised was $2,319,018 and $152,700 for the years ended December 31, 2022 and 2021, respectively.

At December 31, 2022, total unrecognized stock-based compensation cost related to stock options granted to employees, net of forfeitures, was $2,852,968, which is expected to be recognized over a weighted-average period of 1.4 years.

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions including the fair value of the Company’s common stock, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards.

The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ

Nuburu, Inc.

Notes to Financial Statements - Continued

from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. The assumptions utilized for option grants during the years ended December 31, 2022 and 2021 are as follows:

	Year Ended December 31,
	2022	2021
Risk free interest rate	2.62%	0.86%
Expected dividend yield	0.0%	0.0%
Expected volatility	42%	36%
Expected life (years)	5.8	5.0

Note 10: Warrants

On September 1, 2017, in connection with the sale of additional stock to stockholders, the Company issued a warrant to a stockholder to purchase 500,000 shares of common stock, at an exercise price of $2.20. The warrant may be exercised during the period beginning on the date of grant through the exercise expiration date, August 31, 2027. As of December 31, 2022, the warrant remains outstanding.

On May 16, 2019, in connection with the execution of a promissory note payable with a stockholder, the Company issued a warrant to purchase 3,500,000 shares of common stock, at an exercise price of $2.24. The warrant may be exercised during the period beginning on the date of grant through the exercise expiration date, May 16, 2024. As of December 31, 2022, the warrant remains outstanding.

Note 11: Fair Value Measurements

U.S. GAAP provides a uniform framework for the definition, measurement and disclosure of fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Such accounting guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observation inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect an entity’s own assumptions about the assumption that market participants would use in pricing an asset or liability.

The assets’ or liabilities’ fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value of the stock options and warrants granted were determined using Level 3 inputs, based on a binomial pricing model (Black Scholes). The assumptions and methodology used are reviewed by management to ensure the estimated fair value complies with accounting standards generally accepted in the United States (Notes 9 and 10).

Nuburu, Inc.

Notes to Financial Statements - Continued

Note 12: Income Taxes

The components of income tax expense (benefit) consisted of the following:

Year Ended December 31,
	2022	2021
Current	$—	$—
Deferred	—	—

Total income tax expense	$—	$—

A summary of the sources of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31, 2022 and 2021, is as follows:

	Year Ended December 31,
	2022	2021
Tax benefit at the statutory rate	$(2,967,112)	$(1,970,635)
Increase (decrease) in taxes resulting from:
State taxes	(767,514)	1,346,746
Stock-based compensation	102,560	—
Research and development tax credits	(73,558)	(278,596)
Other	24,868	31,214
Change in valuation allowance	3,680,756	871,271

Total income tax benefit	$—	$—

Significant components of the Company’s deferred income tax assets and liabilities are as follows:

	As of December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$9,469,767	$6,909,965
Research and development credits	1,229,181	1,155,623
Capitalized pre-business expenses	2,563,946	2,690,320
Accrued expenses	26,290	69,965
Stock based compensation	481,062	64,476
Inventory reserve	64,726	209,410
Operating lease liability	158,388	—
Capitalized §174 R&D Costs	919,466	—

Total deferred tax assets before valuation allowance	14,912,826	11,099,759
Less valuation allowance	(14,506,698)	(10,825,941)

Subtotal deferred tax assets	406,128	273,818
Deferred tax liabilities:
Fixed assets	(264,377)	(273,818)
Right-of-use assets	(141,751)	—

Total deferred tax liabilities	(406,128)	(273,818)

Net deferred tax asset (liability)	$—	$—

Nuburu, Inc.

Notes to Financial Statements - Continued

Effective for tax years beginning after December 31, 2021, taxpayers are required to capitalize any expenses incurred that are considered incidental to research and experimentation (R&E) activities under IRC Section 174. While taxpayers historically had the option of deducting these expenses under IRC Section 174, the December 2017 Tax Cuts and Jobs Act mandates capitalization and amortization of R&E expenses for tax years beginning after December 31, 2021. Expenses incurred in connection with R&E activities in the US must be amortized over a 5-year period if incurred, and R&E expenses incurred outside the US must be amortized over a 15-year period. R&E activities are broader in scope than qualified research activities that are considered under IRC Section 41 (relating to the research tax credit). For the year ended December 31, 2022, the Company performed an analysis based on available guidance and determined that it will continue to be in a loss position even after the required capitalization and amortization of its R&E expenses. The Company will continue to monitor this issue for future developments, but it does not expect R&E capitalization and amortization to require it to pay cash taxes now or in the near future. Also effective for tax years beginning after December 31, 2021, companies are subject to further limitations on the tax deductibility of interest expense, which becomes limited to approximately 30% of adjusted earnings before interest and income tax expense. Interest expense that is limited for tax purposes may be carried forward indefinitely.

At December 31, 2022 and 2021, the Company had approximately $42,000,000 and $33,000,000, respectively, of unused federal net operating losses and approximately $15,000,000 and $13,400,000, respectively, of unused state net operating loss carryforwards, that may be applied against future federal and state taxable income. If not utilized, the Company has approximately $1,300,000 of federal and $1,300,000 of state carryforwards at December 31, 2022 and 2021, that expire in the year 2035 through 2037 with the remainder having an indefinite carryforward yet being subject to 80% limitation as a result of the Tax Cuts and Jobs Act. In addition, the Company had federal research credit carryforwards as of December 31, 2022 and 2021 of approximately $1,200,000 and $1,100,000, respectively, of which will expire in the year 2035 through 2043, if not utilized.

As of December 31, 2022 and 2021, the Company has determined that it is more likely than not that the Company will not recognize the future tax benefit of the loss carryforwards and the capital losses, and has recognized a valuation allowance of approximately $14,507,000 and $10,826,000, respectively. The valuation allowance increased by approximately $3,681,000.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and similar state provisions. Generally, in addition to certain entity reorganizations, the limitation applies when one or more “5-percent stockholders” increase their ownership, in the aggregate, by more than 50 percentage points over a 36-month time period testing period, or beginning the day after the most recent ownership change, if shorter.

Nuburu, Inc.

Notes to Financial Statements - Continued

Note 13: Net Loss Per Share

Diluted earnings per share (“EPS”) includes the dilutive effect of common stock equivalents and is computed using the weighted-average number of common stock and common stock equivalents outstanding during the reporting period. Diluted EPS for the years ended December 31, 2022 and 2021 excluded common stock equivalents because the effect of their inclusion would be anti-dilutive or would decrease the reported loss per share. The following table sets forth securities outstanding that could potentially dilute the calculation of diluted earnings per share:

	Year Ended December 31,
	2022	2021
Stock options outstanding	6,079,467	6,122,120
Warrants to purchase common stock – equity classified	4,000,000	4,000,000
Unvested restricted stock units	1,053,000	1,053,000
If-converted common shares from convertible notes	1,678,096	—

Total	12,810,563	11,175,120

The following data show the amounts used in computing EPS and the effect on income and the weighted average number of shares:

	Year Ended December 31,
	2022	2021
Net loss	$(14,129,101)	$(9,383,975)
Dividends on preferred stock	(3,188,445)	(2,856,048)

Net loss available to common stockholders used in basic and diluted EPS	$(17,317,546)	$(12,240,023)

Weighted average number of common shares used in basic and diluted EPS	10,590,335	9,973,846
Net loss per common share - basic and diluted	$(1.64)	$(1.23)

Dividends on preferred stock were not paid during the years ended December 31, 2022 and 2021. Dividends on preferred stock are cumulative and have been included as an adjustment to calculate net loss available to common stockholders.

Note 14: Business Conditions

As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted by the COVID-19 pandemic, however, the Company continues to monitor the situation. While the Company’s results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

The impact of the Russian invasion of Ukraine and the related sanctions imposed by the United States and other countries on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Nuburu, Inc.

Notes to Financial Statements—(Continued)

Note 15: Business Combination

On August 5, 2022, the Company entered into a Business Combination Agreement with Tailwind Acquisition Corp., a Delaware corporation (“Tailwind”), with Compass Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Tailwind. On January 31, 2023 (the “Effective Date” or “Closing Date”), the Company consummated the business combination pursuant to the terms of the Agreement.

The transaction provides access to additional financing to help fund its growth initiatives through a funding agreement with Lincoln Park Capital for up to an aggregate of $100,000,000 subject to the closing of the transaction and other conditions set forth in the purchase agreement entered into between Tailwind, the Company and Lincoln Park Capital.

The Merger

Pursuant to the terms of the Business Combination Agreement, Tailwind acquired Nuburu through the merger of Merger Sub with and into Nuburu, with Nuburu surviving the merger (the “Surviving Corporation”) as a wholly owned subsidiary of Tailwind (the “Merger”). In connection with the Merger, Tailwind will be renamed “Nuburu, Inc.” (the “Post-Combination Company”) and Nuburu was renamed to “Nuburu Subsidiary, Inc.”

At the effective time of the Merger (the “Effective Time”):

•

Each share of Nuburu preferred stock, par value $0.0001 per share, including Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, and Series C Preferred Stock (“Nuburu Preferred Stock”), issued and outstanding immediately prior to the Effective Time was canceled and converted into the right to receive the number of shares of common stock, par value $0.0001 per share, of Tailwind (“New SPAC Common Stock”) equal to the greater of (A) the quotient obtained from (x) the applicable Preferred Stock Liquidation Preference of such share of Nuburu Preferred Stock divided by (y) $10.00 (such shares of Nuburu Preferred Stock receiving a number of shares of New SPAC Common Stock, “Unconverted Preferred Stock”), and (B) the product of (x) the number of shares of Nuburu Common Stock (as defined below) that such share of Nuburu Preferred Stock would be entitled to convert into as of immediately prior to the Effective Time in accordance with Nuburu’s Certificate of Incorporation, multiplied by (y) the Common Stock Exchange Ratio.

•

Each share of Nuburu common stock, par value $0.0001 per share (“Nuburu Common Stock”) issued and outstanding was canceled and converted into the right to receive the number of shares of New SPAC Common Stock equal to the Common Stock Exchange Ratio.

•

Each outstanding option to purchase shares of Nuburu Common Stock (each such option, a “Nuburu Option”), whether vested or unvested, was converted into an option to purchase a number of shares of New SPAC Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Nuburu Common Stock subject to such Nuburu Option immediately prior to the Effective Time and (y) the Common Stock Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Nuburu Option immediately prior to the Effective Time divided by (B) the Common Stock Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions, including vesting and exercisability terms, as were applicable to the corresponding former Nuburu Option immediately prior to the Effective Time.

Nuburu, Inc.

Notes to Financial Statements - Continued

•

Each outstanding restricted stock unit granted by Nuburu (each a “Nuburu RSU”) was converted into a restricted stock unit of New SPAC Common Stock (such option, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares subject to a Nuburu RSU immediately prior to the Effective Time and (y) the Common Stock Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding former Nuburu RSU immediately prior to the Effective Time.

•

Each outstanding warrant to purchase shares of Nuburu Common Stock is treated in accordance with its terms, as may be amended prior to the Closing, with any amendments subject to Tailwind’s prior written consent, not to be unreasonably withheld, conditioned, or delayed.

•

Each outstanding convertible promissory note issued by Nuburu (each a “Convertible Note”) was canceled and converted into (A) shares of Nuburu Common Stock in accordance with the terms of such Convertible Note as of immediately prior to the Effective Time, which shares shall then be outstanding as of immediately prior to the Effective Time and subsequently converted into New SPAC Common Stock (and with such shares being entitled to participate in the Preferred Stock Issuance).

The “Common Stock Exchange Ratio” means the quotient obtained by dividing (x) the Aggregate Common Stock Merger Consideration by (y) the number of Fully-Diluted Company Shares. The “Aggregate Common Stock Merger Consideration” means a number of shares of New SPAC Common Stock equal to (a) 35,000,000 less (b) the aggregate number of New SPAC Common Stock issuable in respect of Unconverted Preferred Stock pursuant to Section 3.01(a)(i) of the Business Combination Agreement. “Fully-Diluted Company Shares” means an amount equal to, without duplication, (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time on a fully-diluted, as converted-to Company Common Stock basis, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of Company Warrants, Company Options, Company RSUs and Company Notes that are outstanding as of immediately prior to the Effective Time; provided, however, that “Fully-Diluted Shares” shall exclude (A) all Unconverted Preferred Stock and (B) certain equity set forth in the schedules to the Business Combination Agreement.

Preferred Stock Issuance

Prior to the Closing, Tailwind declared an issuance of shares of New SPAC Series A Preferred Stock to the holders of record of New SPAC Common Stock as of as of the close of business on the Closing Date (other than (a) stockholders of Nuburu who waived its entire right, title and interest in, to or under, any participation in the Preferred Stock Issuance by executing the Written Consent (which, for clarity, excludes shares of New SPAC Common Stock to be received as a result of the conversion of any Company Note) and (b) the Sponsor, who shall have waived right, title and interest in, to or under, a portion of the Preferred Stock Issuance as further described in the Sponsor Support Agreement (as defined below)), with one share of New SPAC Series A Preferred Stock to be issued in respect of each such share of New SPAC Common Stock. For clarity, any stockholder of the Company that elected to redeem their shares in connection with the Proposed Business Combination shall not participate in the Preferred Stock Issuance with respect to the shares it has so redeemed, as such holder was not a record holder of New SPAC Common Stock with respect to such shares as of the close of business on the Closing Date. The terms of the New SPAC Series A Preferred Stock are set forth in a Certificate of Designations to be filed in connection with the Closing. The issuance is conditioned upon the occurrence of the Effective Time and occur as of the close of business on the Closing Date.

The Business Combination Agreement contains customary representations, warranties and covenants by the parties thereto as further described in the Business Combination Agreement.